UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 2)1

Kohl’s Corporation

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

500255104

(CUSIP Number)

JONATHAN DUSKIN MACELLUM ADVISORS GP, LLC 99 Hudson Street, 5th Floor New York, NY 10013 (212) 956-3008	CHRISTOPHER S. KIPER LEGION PARTNERS ASSET MANAGEMENT, LLC 12121 Wilshire Blvd, Suite 1240 Los Angeles, CA 90025 (424) 253-1773	FREDERICK DISANTO ANCORA HOLDINGS, INC. 6060 Parkland Boulevard, Suite 200 Cleveland, OH 44124 (216) 825-4000

STEVE WOLOSKY, ESQ.

ELIZABETH GONZALEZ-SUSSMAN, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

April 13, 2021

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Macellum Badger Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		245,418 *
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

245,418 *
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

245,418 *
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

*Includes 8,100 Shares underlying long call options currently exercisable

2

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Macellum Badger Fund II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		7,474,314 *
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

7,474,314 *
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,474,314 *
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.7%
14	TYPE OF REPORTING PERSON

PN

*Includes 281,900 Shares underlying long call options currently exercisable

3

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Macellum Advisors, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		7,719,732 *
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

7,719,732 *
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,719,732 *
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%
14	TYPE OF REPORTING PERSON

PN

*Includes 290,000 Shares underlying long call options currently exercisable

4

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Macellum Advisors GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		7,719,732 *
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

7,719,732 *
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,719,732 *
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%
14	TYPE OF REPORTING PERSON

OO

*Includes 290,000 Shares underlying long call options currently exercisable

5

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Jonathan Duskin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		7,719,732 *
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

7,719,732 *
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,719,732 *
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%
14	TYPE OF REPORTING PERSON

IN

*Includes 290,000 Shares underlying long call options currently exercisable

6

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Legion Partners Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		2,111,850*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

2,111,850*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,111,850*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

OO

*Includes 636,800 Shares underlying long call options currently exercisable

7

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Legion Partners, L.P. I
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		1,891,990*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

1,891,990*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,891,990*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.2%
14	TYPE OF REPORTING PERSON

PN

*Includes 567,900 Shares underlying long call options currently exercisable

8

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Legion Partners, L.P. II
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		111,360*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

111,360*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

111,360*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

*Includes 43,000 Shares underlying long call options currently exercisable

9

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Legion Partners Special Opportunities, L.P. XV
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		108,400*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

108,400*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

108,400*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

*Includes 25,900 Shares underlying long call options currently exercisable

10

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Legion Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		2,111,750*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

2,111,750*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,111,750*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

OO

*Includes 636,800 Shares underlying long call options currently exercisable

11

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Legion Partners Asset Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		2,111,750*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

2,111,750*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,111,750*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

IA

*Includes 636,800 Shares underlying long call options currently exercisable

12

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Christopher S. Kiper
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		2,111,850*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

2,111,850*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,111,850*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

IN

*Includes 636,800 Shares underlying long call options currently exercisable

13

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Raymond T. White
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		2,111,850*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

2,111,850*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,111,850*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

IN

*Includes 636,800 Shares underlying long call options currently exercisable

14

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Catalyst Institutional, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		532,220*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

532,220*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

532,220*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

*Includes 84,900 Shares underlying long call options currently exercisable

15

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Catalyst, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		42,076*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

42,076*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

42,076*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

*Includes 7,200 Shares underlying long call options currently exercisable

16

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Merlin, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		41,015
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

41,015
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

41,015
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

17

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Merlin Institutional, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		463,398
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

463,398
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

463,398
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

18

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I LP Series M
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		579,504*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

579,504*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

579,504*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

*Includes 87,600 Shares underlying long call options currently exercisable

19

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I LP Series N
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		408,909*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

408,909*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

408,909*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

*Includes 60,600 Shares underlying long call options currently exercisable

20

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I LP Series O
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		402,753*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

402,753*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

402,753*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

*Includes 59,700 Shares underlying long call options currently exercisable

21

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I LP Series P
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		407,845*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

407,845*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

407,845*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

*Includes 63,900 Shares underlying long call options currently exercisable

22

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I SPC Ltd Segregated Portfolio G
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		569,146*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

569,146*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

569,146*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

CO

*Includes 91,500 Shares underlying long call options currently exercisable

23

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO, AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Nevada
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		422,259*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

422,259*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

422,259*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

IA, OO

*Includes 103,800 Shares underlying long call options currently exercisable

24

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Alternatives LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Ohio
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		3,446,866*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

3,446,866*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,446,866*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.2%
14	TYPE OF REPORTING PERSON

IA, OO

*Includes 455,400 Shares underlying long call options currently exercisable

25

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Family Wealth Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Ohio
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		7,208
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

7,208
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,208
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

IA, OO

26

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

The Ancora Group Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO, AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Ohio
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		422,259*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

422,259*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

422,259*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

CO

*Includes 103,800 Shares underlying long call options currently exercisable

27

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Inverness Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO, AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		7,208
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

7,208
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,208
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

28

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Ohio
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		3,876,333*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

3,876,333*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,876,333*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.5%
14	TYPE OF REPORTING PERSON

CO

*Includes 559,200 Shares underlying long call options currently exercisable

29

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Frederick DiSanto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		3,876,333*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

3,876,333*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,876,333*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.5%
14	TYPE OF REPORTING PERSON

IN

*Includes 559,200 Shares underlying long call options currently exercisable

30

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

4010 Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		37,000*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

37,000*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

37,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

*Includes 9,000 Shares underlying long call options currently exercisable

31

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

4010 Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		145,400*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

145,400*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

145,400*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

*Includes 34,900 Shares underlying long call options currently exercisable

32

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

4010 General Partner, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		37,000*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

37,000*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

37,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

*Includes 9,000 Shares underlying long call options currently exercisable

33

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Steven E. Litt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		145,400*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

145,400*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

145,400*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

IN

*Includes 34,900 Shares underlying long call options currently exercisable

34

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Margaret L. Jenkins
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

35

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Jeffrey A. Kantor
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

36

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Thomas A. Kingsbury
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

37

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Cynthia S. Murray
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

38

CUSIP No. 500255104

The following constitutes Amendment No. 2 to the Schedule 13D filed by the undersigned (“Amendment No. 2”). This Amendment No. 2 amends the Schedule 13D as specifically set forth herein.

Item 2.	Identity and Background.

Item 2 is hereby amended to add the following:

In connection with the Settlement Agreement defined and described in Item 4 below, the Reporting Persons are no longer members of the Section 13(d) group, ceased to be party to the Joint Filing and Solicitation Agreement, as further described in Item 6 to the Schedule 13D, and shall cease to be Reporting Persons immediately after the filing of this Amendment No. 2.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The securities of the Issuer purchased by each of Macellum Badger, Macellum Badger II, Legion Partners I, Legion Partners II, Legion Partners Special XV, Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P, Ancora Segregated Portfolio G, and held in the Ancora Advisors SMA and in the SMAs and 4010 Partners were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted in Schedule B, which is incorporated herein by reference.

The aggregate purchase price of the 245,418 Shares owned directly by Macellum Badger is approximately $10,521,146, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 8,100 Shares that are owned directly by Macellum Badger is approximately $67,797, including brokerage commissions. The aggregate purchase price of the 7,192,414 Shares owned directly by Macellum Badger II is approximately $344,747,908, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 281,900 Shares that are owned directly by Macellum Badger II is approximately $2,359,503, including brokerage commissions.

The aggregate purchase price of the 1,324,090 Shares owned directly by Legion Partners I is approximately $28,497,172, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 567,900 Shares that are owned directly by Legion Partners I is approximately $10,820,845, including brokerage commissions. The aggregate purchase price of the 68,360 Shares owned directly by Legion Partners II is approximately $1,509,166, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 43,000 Shares that are owned directly by Legion Partners II is approximately $819,850, including brokerage commissions. The aggregate purchase price of the 82,500 Shares owned directly by Legion Partners Special XV is approximately $1,996,989, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 25,900 Shares that are owned directly by Legion Partners Special XV is approximately $495,388, including brokerage commissions. The aggregate purchase price of the 100 Shares owned directly by Legion Partners Holdings is approximately $2,311, including brokerage commissions.

39

CUSIP No. 500255104

The aggregate purchase price of the 447,320 Shares owned directly by Ancora Catalyst Institutional is approximately $9,601,122, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 84,900 Shares that are owned directly by Ancora Catalyst Institutional is approximately $721,131, including brokerage commissions. The aggregate purchase price of the 34,876 Shares owned directly by Ancora Catalyst is approximately $747,885, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 7,200 Shares that are owned directly by Ancora Catalyst is approximately $61,020, including brokerage commissions. The aggregate purchase price of the 41,015 Shares owned directly by Ancora Merlin is approximately $984,786, including brokerage commissions. The aggregate purchase price of the 463,398 Shares owned directly by Ancora Merlin Institutional is approximately $11,175,733, including brokerage commissions. The aggregate purchase price of the 491,904 Shares owned directly by Ancora SPV I Series M is approximately $20,326,216, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 87,600 Shares that are owned directly by Ancora SPV I Series M is approximately $744,011, including brokerage commissions. The aggregate purchase price of the 348,309 Shares owned directly by Ancora SPV I Series N is approximately $14,019,397, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 60,600 Shares that are owned directly by Ancora SPV I Series N is approximately $514,583, including brokerage commissions. The aggregate purchase price of the 343,053 Shares owned directly by Ancora SPV I Series O is approximately $13,895,532, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 59,700 Shares that are owned directly by Ancora SPV I Series O is approximately $506,956, including brokerage commissions. The aggregate purchase price of the 343,945 Shares owned directly by Ancora SPV I Series P is approximately $14,837,946, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 63,900 Shares that are owned directly by Ancora SPV I Series P is approximately $542,755, including brokerage commissions. The aggregate purchase price of the 477,646 Shares owned directly by Ancora Segregated Portfolio G is approximately $22,221,444, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 91,500 Shares that are owned directly by Ancora Segregated Portfolio G is approximately $776,855, including brokerage commissions. The aggregate purchase price of the 318,459 Shares held in the Ancora Advisors SMA is approximately $14,445,237, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 103,800 Shares that are held in the Ancora Advisors SMA is approximately $903,126, including brokerage commissions. The aggregate purchase price of the 7,208 Shares held in the SMAs is approximately $150,372, including brokerage commissions.

The aggregate purchase price of the 28,000 Shares owned directly by 4010 Partners is approximately $709,248, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 9,000 Shares that are owned directly by 4010 Partners is approximately $86,924, including brokerage commissions.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

On April 13, 2021, each of the Macellum Group, Ancora Group, Legion Group and 4010 Group (collectively, the “Investor Group”) entered into a Settlement Agreement (the “Settlement Agreement”) with the Issuer. Pursuant to the Settlement Agreement, the Issuer agreed, among other things, to add three new directors to the Board, including Nominees Margaret Jenkins and Thomas Kingsbury (the “New Directors”), and an additional independent director identified by the Issuer and agreed to by the Reporting Persons, Christine Day (the “Additional Director”), as of the close of the 2021 Annual Meeting of Shareholders. Until their appointment to the Board, the New Directors shall be observers to the Board.

Also, as part of the Settlement Agreement, the Board’s existing ad hoc finance committee will become a standing Finance Committee of the Board, which Mr. Kingsbury will join. The purpose of the Finance Committee will include assisting the Board on its oversight of capital allocation decisions made by the Issuer. The Board also expanded its existing share repurchase authorization to $2 billion.

40

CUSIP No. 500255104

The Settlement Agreement includes customary replacement rights in the event any New Director is unable to serve for the remainder of his or her term. The Investor Group has also agreed to abide by certain customary standstill provisions and mutual non-disparagement provisions with the Issuer until thirty (30) days prior to the deadline for the submission of shareholder nominations of directors for the 2022 annual meeting of shareholders (the “Standstill Period”). During the Standstill Period, the Investor Group has agreed to vote in a manner consistent with the recommendation of the Board, subject to certain exceptions specified in the Settlement Agreement.

The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement, which is referenced as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 157,716,240 Shares outstanding as of March 10, 2021 as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2021.

Items 5A – E (a)-(c), 5M – U (a)-(c), 5W-X (a)-(c), 5Z – GG (a)-(c) and 5(e) are hereby amended and restated as follows:

A.	Macellum Badger
(a)	As of the close of business on April 14, 2021, Macellum Badger beneficially owned directly 245,418 Shares, including 8,100 Shares underlying long call options currently exercisable and 1,000 Shares in record name.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 245,418
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 245,418

(c)	The transactions in the securities of the Issuer by Macellum Badger since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
B.	Macellum Badger II
(a)	As of the close of business on April 14, 2021, Macellum Badger II beneficially owned directly 7,474,314 Shares, including 281,900 Shares underlying long call options currently exercisable.

Percentage: Approximately 4.7%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 7,474,314
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 7,474,314

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CUSIP No. 500255104

(c)	The transactions in the securities of the Issuer by Macellum Badger II since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
C.	Macellum Advisors
(a)	As the investment manager of Macellum Badger and Macellum Badger II, Macellum Advisors may be deemed the beneficial owner of the 245,418 Shares of Common Stock beneficially owned by Macellum Badger, including 8,100 Shares underlying long call options currently exercisable, and 7,474,314 Shares of Common Stock beneficially owned by Macellum Badger II, including 281,900 Shares underlying long call options currently exercisable.

Percentage: Approximately 4.9%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 7,719,732
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 7,719,732

(c)	Macellum Advisors has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by Macellum Badger and Macellum Badger since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
D.	Macellum GP
(a)	As the general partner of Macellum Badger, Macellum Badger II and Macellum Advisors, Macellum GP may be deemed the beneficial owner of the 245,418 Shares of Common Stock beneficially owned by Macellum Badger, including 8,100 Shares underlying long call options currently exercisable, and 7,474,314 Shares of Common Stock beneficially owned by Macellum Badger II, including 281,900 Shares underlying long call options currently exercisable.

Percentage: Approximately 4.9%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 7,719,732
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 7,719,732

(c)	Macellum GP has not entered into any transactions in the securities of the since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by Macellum Badger and Macellum Badger II since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
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CUSIP No. 500255104

E.	Jonathan Duskin
(a)	Mr. Duskin, as the sole member of Macellum GP, may be deemed the beneficial owner of the 245,418 Shares of Common Stock beneficially owned by Macellum Badger, including 8,100 Shares underlying long call options currently exercisable, and 7,474,314 Shares of Common Stock beneficially owned by Macellum Badger II, including 281,900 Shares underlying long call options currently exercisable.

Percentage: Approximately 4.9%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 7,719,732
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 7,719,732

(c)	Mr. Duskin has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by Macellum Badger and Macellum Badger II since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
M.	Ancora Catalyst Institutional
(a)	As of the close of business on April 14, 2021, Ancora Catalyst Institutional beneficially owned directly 532,220 Shares, including 84,900 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 532,220
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 532,220

(c)	The transactions in the securities of the Issuer by Ancora Catalyst Institutional since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
N.	Ancora Catalyst
(a)	As of the close of business on April 14, 2021, Ancora Catalyst beneficially owned directly 42,076 Shares, including 7,200 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 42,076
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 42,076

(c)	The transactions in the securities of the Issuer by Ancora Catalyst since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
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CUSIP No. 500255104

O.	Ancora Merlin
(a)	As of the close of business on April 14, 2021, Ancora Merlin beneficially owned directly 41,015 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 41,015
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 41,015

(c)	The transactions in the securities of the Issuer by Ancora Merlin since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
P.	Ancora Merlin Institutional
(a)	As of the close of business on April 14, 2021, Ancora Merlin Institutional beneficially owned directly 463,398 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 463,398
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 463,398

(c)	The transactions in the securities of the Issuer by Ancora Merlin Institutional since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
Q.	Ancora SPV I Series M
(a)	As of the close of business on April 14, 2021, Ancora SPV I Series M beneficially owned directly 579,504 Shares, including 87,600 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 579,504
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 579,504

(c)	The transactions in the securities of the Issuer by Ancora SPV I Series M since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
R.	Ancora SPV I Series N
(a)	As of the close of business on April 14, 2021, Ancora SPV I Series N beneficially owned directly 408,909 Shares, including 60,600 Shares underlying long call options currently exercisable.

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Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 408,909
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 408,909

(c)	The transactions in the securities of the Issuer by Ancora SPV I Series N since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
S.	Ancora SPV I Series O
(a)	As of the close of business on April 14, 2021, Ancora SPV I Series O beneficially owned directly 402,753 Shares, including 59,700 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 402,753
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 402,753

(c)	The transactions in the securities of the Issuer by Ancora SPV I Series O since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
T.	Ancora SPV I Series P
(a)	As of the close of business on April 14, 2021, Ancora SPV I Series P beneficially owned directly 407,845 Shares, including 63,900 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 407,845
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 407,845

(c)	The transactions in the securities of the Issuer by Ancora SPV I Series P since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
U.	Ancora Segregated Portfolio G
(a)	As of the close of business on April 14, 2021, Ancora Segregated Portfolio G beneficially owned directly 569,146 Shares, including 91,500 Shares underlying long call options currently exercisable.

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Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 569,146
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 569,146

(c)	The transactions in the securities of the Issuer by Ancora Segregated Portfolio G since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
W.	Ancora Alternatives
(a)	As the investment advisor to each of Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P and Ancora Segregated Portfolio G, Ancora Alternatives may be deemed the beneficial owner of the (i) 532,220 Shares of Common Stock beneficially owned by Ancora Catalyst Institutional, including 84,900 Shares underlying long call options currently exercisable, (ii) 42,076 Shares of Common Stock beneficially owned by Ancora Catalyst, including 7,200 Shares underlying long call options currently exercisable, (iii) 41,015 Shares of Common Stock beneficially owned by Ancora Merlin, (iv) 463,398 Shares of Common Stock beneficially owned by Ancora Merlin Institutional, (v) 579,504 Shares of Common Stock beneficially owned by Ancora SPV I Series M, including 87,600 Shares underlying long call options currently exercisable, (vi) 408,909 Shares of Common Stock beneficially owned by Ancora SPV I Series N, including 60,600 Shares underlying long call options currently exercisable, (vii) 402,753 Shares of Common Stock beneficially owned by Ancora SPV I Series O, including 59,700 Shares underlying long call options currently exercisable, (viii) 407,845 Shares of Common Stock beneficially owned by Ancora SPV I Series P, including 63,900 Shares underlying long call options currently exercisable and (ix) 569,146 Shares of Common Stock beneficially owned by Ancora Segregated Portfolio G, including 91,500 Shares underlying long call options currently exercisable.

Percentage: Approximately 2.2%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 3,446,866
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 3,446,866

(c)	Ancora Alternatives has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P and Ancora Segregated Portfolio G since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
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CUSIP No. 500255104

X.	Ancora Family Wealth
(a)	As the investment advisor of the SMAs, Ancora Family Wealth may be deemed the beneficial owner of the 7,208 shares of Common Stock held in the SMAs.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 7,208 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 7,208

(c)	Ancora Family Wealth has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by the SMAs since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
Z.	Inverness Holdings
(a)	Inverness Holdings, as the sole member of Ancora Family Wealth, may be deemed to beneficially own the 7,208 shares of Common Stock held in the SMAs.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 7,208 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 7,208

(c)	Inverness Holdings has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by the SMAs since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
AA.	Ancora Holdings
(a)	As the sole member of each of Ancora Alternatives and Inverness Holdings and the sole shareholder of Ancora Inc., Ancora Holdings may be deemed the beneficial owner of the (i) 532,220 Shares of Common Stock beneficially owned by Ancora Catalyst Institutional, including 84,900 Shares underlying long call options currently exercisable, (ii) 42,076 Shares of Common Stock beneficially owned by Ancora Catalyst, including 7,200 Shares underlying long call options currently exercisable, (iii) 41,015 Shares of Common Stock beneficially owned by Ancora Merlin, (iv) 463,398 Shares of Common Stock beneficially owned by Ancora Merlin Institutional, (v) 579,504 Shares of Common Stock beneficially owned by Ancora SPV I Series M, including 87,600 Shares underlying long call options currently exercisable, (vi) 408,909 Shares of Common Stock beneficially owned by Ancora SPV I Series N, including 60,600 Shares underlying long call options currently exercisable, (vii) 402,753 Shares of Common Stock beneficially owned by Ancora SPV I Series O, including 59,700 Shares underlying long call options currently exercisable, (viii) 407,845 Shares of Common Stock beneficially owned by Ancora SPV I Series P, including 63,900 Shares underlying long call options currently exercisable, (ix) 569,146 Shares of Common Stock beneficially owned by Ancora Segregated Portfolio G, including 91,500 Shares underlying long call options currently exercisable, (x) 422,259 Shares held in the Ancora Advisors SMA, including 103,800 Shares underlying long call options currently exercisable and (xi) 7,208 Shares held in the SMAs.

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Percentage: Approximately 2.5%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 3,876,333
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 3,876,333

(c)	Ancora Holdings has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D, nor have there been transactions in the securities of the Issuer entered into by the Ancora Advisors SMA since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P, Ancora Segregated Portfolio G and the SMAs since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
BB.	Mr. DiSanto
(a)	Mr. DiSanto, as Chairman and Chief Executive Officer of Ancora Holdings, Mr. DiSanto may be deemed the beneficial owner of the (i) 532,220 Shares of Common Stock beneficially owned by Ancora Catalyst Institutional, including 84,900 Shares underlying long call options currently exercisable, (ii) 42,076 Shares of Common Stock beneficially owned by Ancora Catalyst, including 7,200 Shares underlying long call options currently exercisable, (iii) 41,015 Shares of Common Stock beneficially owned by Ancora Merlin, (iv) 463,398 Shares of Common Stock beneficially owned by Ancora Merlin Institutional, (v) 579,504 Shares of Common Stock beneficially owned by Ancora SPV I Series M, including 87,600 Shares underlying long call options currently exercisable, (vi) 408,909 Shares of Common Stock beneficially owned by Ancora SPV I Series N, including 60,600 Shares underlying long call options currently exercisable, (vii) 402,753 Shares of Common Stock beneficially owned by Ancora SPV I Series O, including 59,700 Shares underlying long call options currently exercisable, (viii) 407,845 Shares of Common Stock beneficially owned by Ancora SPV I Series P, including 63,900 Shares underlying long call options currently exercisable, (ix) 569,146 Shares of Common Stock beneficially owned by Ancora Segregated Portfolio G, including 91,500 Shares underlying long call options currently exercisable, (x) 422,259 Shares held in the Ancora Advisors SMA, including 103,800 Shares underlying long call options currently exercisable and (xi) 7,208 Shares held in the SMAs.

Percentage: Approximately 2.5%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 3,876,333
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 3,876,333

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(c)	Mr. DiSanto has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D, nor have there been transactions in the securities of the Issuer entered into by the Ancora Advisors SMA since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P, Ancora Segregated Portfolio G and the SMAs since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
CC.	4010 Partners
(a)	As of the close of business on April 14, 2021, 4010 Partners beneficially owned directly 37,000 Shares, including 9,000 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 37,000
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 37,000

(c)	The transactions in the securities of the Issuer by 4010 Partners since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
DD.	4010 Capital
(a)	As the investment manager of 4010 Partners and co-general partner of Legion Partners Special XV, 4010 Capital may be deemed the beneficial owner of the 37,000 Shares of Common Stock beneficially owned by 4010 Partners, including 9,000 Shares underlying long call options currently exercisable, and 108,400 Shares of Common Stock beneficially owned by Legion Partners Special XV, including 25,900 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 145,400
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 145,400

(c)	4010 Capital has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by 4010 Partners and Legion Partners Special XV since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
EE.	4010 General Partner
(a)	As the general partner of 4010 Partners, 4010 General Partner may be deemed the beneficial owner of the 37,000 Shares of Common Stock beneficially owned by 4010 Partners, including 9,000 Shares underlying long call options currently exercisable.

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Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 37,000
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 37,000

(c)	4010 General Partner has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by 4010 Partners since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
FF.	Mr. Litt
(a)	Mr. Litt, as a managing member of 4010 Capital, may be deemed the beneficial owner of the 37,000 Shares of Common Stock beneficially owned by 4010 Partners, including 9,000 Shares underlying long call options currently exercisable, and 108,400 Shares of Common Stock beneficially owned by Legion Partners Special XV, including 25,900 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 145,400
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 145,400

(c)	Mr. Litt has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D. The transactions in the securities of the Issuer by 4010 Partners and Legion Partners Special XV since the filing of Amendment No. 1 to the Schedule 13D are set forth in Schedule B and are incorporated herein by reference.
GG.	Messrs. Kantor and Kingsbury and Mses. Jenkins and Murray
(a)	As of the close of business on April 14, 2021, Messrs. Kantor and Kingsbury and Mses. Jenkins and Murray did not own any Shares.

Percentage: 0%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 0 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 0

(c)	Messrs. Kantor and Kingsbury and Mses. Jenkins and Murray have not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 1 to the Schedule 13D.

The filing of this Schedule 13D shall not be construed as an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any of the securities reported herein. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that are not directly owned by such Reporting Person, except to the extent of their pecuniary interest therein.

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CUSIP No. 500255104

(e)	Effective as of April 14, 2021, the Reporting Persons ceased to beneficially own more than 5% of the outstanding Shares of the Issuer.
Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

Each of Macellum Badger and Macellum Badger II purchased American-style call options referencing an aggregate of 8,100 Shares and 281,900 Shares, respectively, which are currently exercisable, have an exercise price of $62.50 per Share and expire on October 15, 2021, as further described on Schedule B hereto.

Each of Macellum Badger and Macellum Badger II sold American-style call options referencing an aggregate of 34,900 Shares and 1,205,100 Shares, respectively, which have an exercise price of $85.00 per Share and expire on October 15, 2021, as further described on Schedule B hereto.

Each of Legion Partners I, Legion Partners II and Legion Partners Special XV purchased American-style put options referencing an aggregate of 74,900 Shares, 3,900 Shares and 4,700 Shares, respectively, which have an exercise price of $58.00 per Share, and which expire on May 28, 2021.

Each of Legion Partners I, Legion Partners II and Legion Partners Special XV sold short American style call options referencing an aggregate of 74,900 Shares, 3,900 Shares and 4,700 Shares, respectively, which have an exercise price of $66.00 per Share, and which expire on May 28, 2021.

4010 Partners sold short American style call options referencing an aggregate of 4,000 Shares, which have an exercise price of $65.00 per Share, and which expire on July 16, 2021.

4010 Partners sold American-style call options referencing an aggregate of 2,000 Shares, which have an exercise price of $45.00 per Share and expire on July 16, 2021, as further described on Schedule B hereto.

On April 13, 2021, the Reporting Persons and the Issuer entered into the Settlement Agreement as defined and described in Item 4 above and attached as Exhibit 99.1 hereto.

Item 7.	Material to be Filed as Exhibits.

Item 7 is hereby amended to add the following exhibit:

99.1	Settlement Agreement, dated as of April 13, 2021, by and among Kohl’s Corporation, Macellum Badger Fund, LP and the other persons and entities listed on Schedule A thereto, Legion Partners Holdings, LLC and the other persons and entities listed on Schedule B thereto, 4010 Partners, LP and the other persons and entities listed on Schedule C thereto, and Ancora Advisors, LLC and the other persons and entities listed on Schedule D thereto (Incorporated by reference from the Issuer's Current Report on Form 8-K filed on April 14, 2021).

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CUSIP No. 500255104

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 15, 2021

Legion Partners, L.P. I

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners, L.P. II

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners Special Opportunities, L.P. XV

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners, LLC

By:	Legion Partners Holdings, LLC Managing Member

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

Legion Partners Asset Management, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

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Legion Partners Holdings, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

/s/ Christopher S. Kiper
Christopher S. Kiper Individually and as attorney-in-fact for Margaret L. Jenkins, Jeffrey A. Kantor, Thomas A. Kingsbury and Cynthia S. Murray

/s/ Raymond White
Raymond White

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CUSIP No. 500255104

4010 Partners, LP

By:	4010 Capital, LLC, its General Partner

By:	/s/ Steven E. Litt
	Name:	Steven E. Litt
	Title:	Managing Member

4010 Capital, LLC

By:	/s/ Steven E. Litt
	Name:	Steven E. Litt
	Title:	Managing Member

4010 General Partner, LLC

By:	/s/ Steven E. Litt
	Name:	Steven E. Litt
	Title:	Managing Member

/s/ Steven E. Litt
Steven E. Litt

54

CUSIP No. 500255104

Ancora Catalyst Institutional, LP

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst, LP

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Merlin, LP

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Merlin Institutional, LP

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

55

CUSIP No. 500255104

Ancora Catalyst SPV I LP Series M

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst SPV I LP Series N

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst SPV I LP Series O

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst SPV I LP Series P

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

56

CUSIP No. 500255104

Ancora Catalyst SPV I SPC Ltd Segregated Portfolio G

By:	Ancora Alternatives LLC Investment Manager

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Holdings, Inc.

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Advisors, LLC

By:	The Ancora Group Inc. its Sole Member

By:	Ancora Holdings, Inc. its sole shareholder

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Family Wealth Advisors, LLC

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

The Ancora Group Inc.

By:	Ancora Holdings, Inc. its sole shareholder

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

57

CUSIP No. 500255104

Inverness Holdings LLC

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Alternatives LLC.

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

/s/ Frederick DiSanto
Frederick DiSanto

58

CUSIP No. 500255104

Macellum Badger Fund, LP

By:	Macellum Advisors GP, LLC its general partner

By:	/s/ Jonathan Duskin
	Name:	Jonathan Duskin
	Title:	Sole Member

Macellum Badger Fund II, LP

By:	Macellum Advisors GP, LLC its general partner

By:	/s/ Jonathan Duskin
	Name:	Jonathan Duskin
	Title:	Sole Member

Macellum Advisors, LP

By:	Macellum Advisors GP, LLC its general partner

By:	/s/ Jonathan Duskin
	Name:	Jonathan Duskin
	Title:	Sole Member

Macellum Advisors GP, LLC

By:	/s/ Jonathan Duskin
	Name:	Jonathan Duskin
	Title:	Sole Member

/s/ Jonathan Duskin
Individually and as attorney-in-fact for Margaret L. Jenkins, Jeffrey A. Kantor, Thomas A. Kingsbury and Cynthia S. Murray

59

CUSIP No. 500255104

SCHEDULE B

Transactions in Securities of the Issuer Since the Filing of Amendment No. 1 to the Schedule 13D

Nature of Transaction	Amount of Securities Purchased/(Sold)	Price per Security	Date of Purchase/Sale

Macellum BADGER Fund, LP

Purchase of Common Stock	10,406	62.6600	03/18/2021
Purchase of October 15, 2021 Call Options ($85.00 Strike Price)[1]	16,900	4.5500	03/18/2021
Sale of July 16, 2021 Call Options ($37.50 Strike Price)[2]	(28,200)	25.8900	03/18/2021
Purchase of Common Stock	9,701	59.1000	03/22/2021
Purchase of October 15, 2021 Call Options ($85.00 Strike Price)[1]	18,000	2.9510	03/22/2021
Sale of July 16, 2021 Call Options ($37.50 Strike Price)[2]	(28,200)	22.2500	03/22/2021
Sale of October 15, 2021 Call Options ($85.00 Strike Price)[2]	(34,900)	2.1500	04/14/2021
Purchase of October 15, 2021 Call Options ($62.50 Strike Price)[1]	8,100	8.3500	04/14/2021

Macellum BADGER II, LP

Purchase of Common Stock	358,594	62.6600	03/18/2021
Purchase of October 15, 2021 Call Options ($85.00 Strike Price)[1]	583,100	4.5500	03/18/2021
Sale of July 16, 2021 Call Options ($37.50 Strike Price)[2]	(971,800)	25.8900	03/18/2021
Purchase of Common Stock	334,299	59.1000	03/22/2021
Purchase of October 15, 2021 Call Options ($85.00 Strike Price)[1]	622,000	2.9510	03/22/2021
Sale of July 16, 2021 Call Options ($37.50 Strike Price)[2]	(971,800)	22.2500	03/22/2021
Sale of October 15, 2021 Call Options ($85.00 Strike Price)[2]	(1,205,100)	2.1500	04/14/2021
Purchase of October 15, 2021 Call Options ($62.50 Strike Price)[1]	281,900	8.3500	04/14/2021

CUSIP No. 500255104

Legion Partners, L.P. I

Short Sale of May 28, 2021 Call Options ($66.00 Strike Price)[3]	(74,900)	3.2468	04/14/2021
Purchase of May 28, 2021 Put Options ($58.00 Strike Price)[1]	74,900	2.9244	04/14/2021

Legion Partners, L.P. II

Short Sale of May 28, 2021 Call Options ($66.00 Strike Price)[3]	(3,900)	3.2468	04/14/2021
Purchase of May 28, 2021 Put Options ($58.00 Strike Price)[1]	3,900	2.9244	04/14/2021

Legion Partners Special Opportunities, L.P. XV

Short Sale of May 28, 2021 Call Options ($66.00 Strike Price)[3]	(4,700)	3.2468	04/14/2021
Purchase of May 28, 2021 Put Options ($58.00 Strike Price)[1]	4,700	2.9244	04/14/2021

Ancora Catalyst Institutional, LP

Purchase of Common Stock	7,075	61.8285	03/19/2021
Sale of January 21, 2022 Call Options ($52.50 Strike Price)[2]	(9,700)	16.8399	03/19/2021
Sale of July 16, 2021 Call Options ($50.00 Strike Price)[2]	(18,600)	14.7799	03/19/2021

Ancora Catalyst, LP

Purchase of Common Stock	609	61.8285	03/19/2021
Sale of January 21, 2022 Call Options ($52.50 Strike Price)[2]	(800)	16.8399	03/19/2021
Sale of July 16, 2021 Call Options ($50.00 Strike Price)[2]	(1,600)	14.7799	03/19/2021

CUSIP No. 500255104

Ancora Merlin, LP

Purchase of Common Stock	2,332	60.6300	03/17/2021
Sale of January 21, 2022 Call Options ($52.50 Strike Price)[2]	(3,200)	16.0658	03/17/2021
Sale of July 16, 2021 Call Options ($50.00 Strike Price)[2]	(6,400)	14.0196	03/17/2021

Ancora MERLIN Institutional, LP

Purchase of Common Stock	27,568	60.6300	03/17/2021
Sale of January 21, 2022 Call Options ($52.50 Strike Price)[2]	(38,800)	16.0658	03/17/2021
Sale of July 16, 2021 Call Options ($50.00 Strike Price)[2]	(74,400)	14.0196	03/17/2021

Ancora Catalyst SPV I LP Series M

Purchase of Common Stock	7,303	61.8285	03/19/2021
Sale of January 21, 2022 Call Options ($52.50 Strike Price)[2]	(10,000)	16.8399	03/19/2021
Sale of July 16, 2021 Call Options ($50.00 Strike Price)[2]	(19,200)	14.7799	03/19/2021

Ancora Catalyst SPV I LP Series n

Purchase of Common Stock	5,059	61.8285	03/19/2021
Sale of January 21, 2022 Call Options ($52.50 Strike Price)[2]	(6,900)	16.8399	03/19/2021
Sale of July 16, 2021 Call Options ($50.00 Strike Price)[2]	(13,300)	14.7799	03/19/2021

CUSIP No. 500255104

Ancora Catalyst SPV I LP Series O

Purchase of Common Stock	4,983	61.8285	03/19/2021
Sale of January 21, 2022 Call Options ($52.50 Strike Price)[2]	(6,800)	16.8399	03/19/2021
Sale of July 16, 2021 Call Options ($50.00 Strike Price)[2]	(13,100)	14.7799	03/19/2021

Ancora Catalyst SPV I LP Series P

Purchase of Common Stock	5,325	61.8285	03/19/2021
Sale of January 21, 2022 Call Options ($52.50 Strike Price)[2]	(7,300)	16.8399	03/19/2021
Sale of July 16, 2021 Call Options ($50.00 Strike Price)[2]	(14,000)	14.7799	03/19/2021

Ancora Catalyst SPV I SPC Ltd Segregated Portfolio G

Purchase of Common Stock	7,646	61.8285	03/19/2021
Sale of January 21, 2022 Call Options ($52.50 Strike Price)[2]	(10,400)	16.8399	03/19/2021
Sale of July 16, 2021 Call Options ($50.00 Strike Price)[2]	(20,100)	14.7799	03/19/2021

ANCORA FAMILY WEALTH, LLC

(Through certain separately managed accounts)

Purchase of Common Stock	9.39	58.5300	04/01/2021

4010 PARTNERS, LP

Sale of July 16, 2021 Call Options ($45.00 Strike Price)[2]	(1,000)	17.2000	04/14/2021
Sale of July 16, 2021 Call Options ($45.00 Strike Price)[2]	(1,000)	17.3100	04/14/2021
Short Sale of July 16, 2021 Call Options ($65.00 Strike Price)[3]	(4,000)	4.9603	04/14/2021

1 Represents shares of Common Stock underlying American-style call/put option purchased in the over-the-counter market.

2 Represents shares of Common Stock underlying American-style call option sold in the over-the-counter market.

3 Represents shares of Common Stock underlying American-style call option sold short in the over-the-counter market.